As filed with the Securities and Exchange Commission on June 10, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Evolent Health, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1812 North Moore Street, Suite 1705 Arlington, VA 22209	32-0454912
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)
Evolent Health, Inc. Amended and Restated 2015 Omnibus Incentive Compensation Plan
(Full title of the plan)
Jonathan Weinberg, Esq.
General Counsel
Evolent Health, Inc.
1812 North Moore Street, Suite 1705
Arlington, VA 22209
(571) 389-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Elizabeth A. Morgan, Esq.
King & Spalding LLP
1290 Avenue of the Americas
14th Floor
New York, NY 10104
(212) 556-2100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT
This Registration Statement is filed by Evolent Health, Inc. (the “Company”) pursuant to General Instruction E to Form S-8. The contents of the Registration Statements on Form S-8 previously filed on June 8, 2015 (File No. 333-204785), June 18, 2018 (File No. 333-225714), June 15, 2021 (File No. 333-257118), November 3, 2023 (File No. 333-275287) and June 10, 2025 (File No. 333-287928) are incorporated by reference herein and made a part hereof, except as supplemented, amended or superseded by the information set forth below. This Registration Statement on Form S-8 is filed by Evolent Health, Inc. to register an additional 9,300,000 shares of Class A common stock that may become issuable under the Evolent Health, Inc. Amended and Restated 2015 Omnibus Incentive Compensation Plan, as amended (the “Amended 2015 Plan”). The Amended 2015 Plan has been amended to (i) authorize an additional 9,300,000 shares of Class A common stock for issuance under the Amended 2015 Plan and (ii) authorize an additional 9,300,000 shares of Class A common stock that may be delivered pursuant to incentive stock options granted under the Amended 2015 Plan.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.

Exhibit Number	Document Description
5.1	Opinion of King & Spalding LLP with respect to the shares being registered.

23.1	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on the signature page hereto).

99.1
Amendment to the Evolent Health Inc. Amended and Restated 2015 Omnibus Incentive Compensation Plan, filed as Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 24, 2026, and incorporated herein by reference.

107	Calculation of Filing Fee Table.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on June 10, 2026.

EVOLENT HEALTH, INC.

By:	/s/ Seth Blackley
Seth Blackley
Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Mario Ramos and Jonathan Weinberg and each of them singly, his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the 10th day of June 2026.

Signature	Title	Date

/s/ Seth Blackley	Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2026
Seth Blackley

/s/ Mario Ramos	Chief Financial Officer (Principal Financial Officer)	June 10, 2026
Mario Ramos

/s/ Aammaad Shams	Chief Accounting Officer and Controller (Principal Accounting Officer)	June 10, 2026
Aammaad Shams

/s/ Toyin Ajayi, MD	Director	June 10, 2026
Toyin Ajayi, MD

/s/ Craig Barbarosh	Director	June 10, 2026
Craig Barbarosh

/s/ Russell Glass	Director	June 10, 2026
Russell Glass

/s/ Peter Grua	Director	June 10, 2026
Peter Grua

/s/ Shawn Guertin	Director	June 10, 2026
Shawn Guertin

/s/ Richard Jelinek	Director	June 10, 2026
Richard Jelinek

/s/ Kim Keck	Director	June 10, 2026
Kim Keck

/s/ Jill Smith	Director	June 10, 2026
Jill Smith

/s/ Brendan Springstubb	Director	June 10, 2026
Brendan Springstubb